Exhibit 10.13

BUSINESS SERVICES, PERSONNEL AND

INFORMATION MANAGEMENT AGREEMENT

This Business Services, Personnel and Information Management Agreement (“Agreement”) is entered into to be effective as of the Effective Date (as defined below) by and between Karuna Pharmaceuticals, Inc., a Delaware Corporation (the “Operating Company”), PureTech Management, Inc., a Delaware corporation (the “PTM”), PureTech Health LLC, a Delaware limited liability company (fka PureTech Ventures, LLC) (“PureTech”) and PureTech Health pic, a UK public limited company (“PTH pic”).

WHEREAS, the parties hereto are parties to that certain Business Services and Personnel Agreement dated on or about July 24, 2009 (the “Effective Date”) (the “Original Agreement”);

WHEREAS, PureTech is in the business of creating companies and providing, among other things, management expertise, strategic advice, accounting and administrative support, computer and telecommunications services and office infrastructure to certain of its operating companies;

WHEREAS, PTM is in the business of providing personnel services to PureTech and certain of PureTech’s operating companies;

WHEREAS, the Operating Company desires to (i) engage PureTech to provide (or continue to provide), among other things, management expertise, strategic advice, accounting and administrative support, computer and telecommunications services and office infrastructure (collectively, the “Business Services”) and (ii) engage PTM to provide personnel services (the “Personnel Services”);

WHEREAS, from time to time, PureTech and PTH pic may share certain information with the Operating Company, and the Operating Company may wish to, or may be required to, make certain information public, and the parties have agreed to enter into this Agreement to, among other things, set out the means by which the sharing of such information is to be controlled and (where relevant) restricted by the Operating Company and/or PTH pic.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the sufficiency of which consideration is acknowledged to be sufficient, the parties agree that the Original Agreement is hereby amended, restated and superseded in its entirety as set forth below.

Section 1.    Term.

This Agreement shall commence as of the Effective Date and shall continue in full force and effect until terminated by either party giving at least thirty (30) calendar days written notice to the other except in respect of Sections 5, 6, 7 and 8 which shall survive any termination of this Agreement.

Section 2.    Business Services.

PureTech shall provide Business Services to the Operating Company at such times and in such forms as reasonably requested by Operating Company and agreed to by PureTech.

Section 3.    Personnel Services.

(a)    Provision of Personnel. PTM shall provide such Personnel Services to the Operating Company as are requested by the Operating Company from time to time to carry on the operations of the Operating Company and agreed by PureTech,

(b)    Payments for PTM Personnel Services. PTM shall be liable and responsible for all payments in connection with the Personnel Services owed to employees, governments and other third parties including, without limitation, salaries, wages and other compensation, and shall pay any and all contributions, employer taxes, and assessments which may be required to be paid in respect of unemployment insurance, workers’ compensation, social security, Medicare, tax withholding, and other obligations; provided such payments have been made in advance to PTM in accordance with Section 6 hereof.

(c)    Benefits for PTM Personnel. PTM shall also be responsible for providing, and shall pay the cost of, the benefit plans and prerequisites offered to all similarly situated personnel covered by the Personnel Services, in each case to the extent and in accordance with each applicable employee’s employment or services agreement; provided that the payments for such costs have been made in advance to PTM in accordance with Section 6 hereof.

(d)    Records. PTM shall have sole responsibility for keeping all records pertaining to the Personnel Services provided by it to the Operating Company. PTM shall, upon request by the Operating Company, provide to the Operating Company or its designated agent(s) access to such records and shall provide to the Operating Company or its designated agent(s) copies of such records upon request.

Section 4.    Compliance with Laws.

At all times, PTM shall comply with all laws, regulations, ordinances, and other legal requirements applicable to it including, without limitation, the obtaining of workers’ compensation insurance as such may be required by law.

Section 5.    Information Management.

(a)    Definitions. For purposes of this Section 5, the following definitions shall apply:

(i)	“Act” means the Companies Act 2006.

(ii)

“Accounts” means, in respect of any financial year or other period in respect of which accounts are prepared in accordance with the relevant provisions of the Companies Act 2006, the audited or unaudited accounts of any party to this Agreement;

(iii)

“Business Day” means a day (which for this purpose shall be from 9.00am to 5.30pm Eastern Standard Time) on which banks are open for commercial business in the United States of America other than a Saturday or a Sunday;

(iv)	“Disclose” or “Disclosure” means the disclosure of Information to a person other than a party to this Agreement;

(v)

“Company Disclosure Requirements” means any relevant disclosure obligations imposed on a company by the United States Securities and Exchange Commission, the Food and Drug Administration Agency, the Act, or any other such relevant, equivalent or successor body from time to time;

(vi)	“Information” means, to the extent not otherwise Public Information:

(1)	in the case of information provided by or relating to PureTech and/or PTH pic, any information whatsoever concerning PureTech and/or PTH pic that is not Public Information; and

(2)

in the case of information relating to the Operating Company, any information, publication, e-mail, text message or announcement relating to the Operating Company’s products, research, clinical studies, strategy, business, customer relationships or supplier relationships, whether actual, potential, or otherwise, its Accounts, any information pertaining to or is reasonably likely to cause any actual or prospective material change in its financial position, prospects or business, and any other material matter concerning or relating to the Operating Company.

(vii)

“Public Information” means information that (1) is or becomes generally available to the public other than as a result of its Disclosure by the Operating Company in breach of this Agreement; or (2) pursuant to a written statement by PureTech and/or PTH pic, is not to be construed as “Information”;

(viii)	“Required Disclosure” means any Disclosure made pursuant to the Company Disclosure Requirements.

(b)    Operating Company Obligations. The Operating Company hereby agrees that (i) it shall introduce and maintain appropriate control systems to protect the Information; and (ii) subject to Section 5(c), it shall not Disclose Information other than as permitted in accordance with this Agreement.

(c)    Required Disclosures by Operating Company.

(i)	Nothing in this Agreement shall prevent the Operating Company from making a Required Disclosure, provided that the Operating Company complies with the provisions of Section 5(c)(ii).

(ii)

To the extent that the Operating Company is required to make a Required Disclosure, the Operating Company shall not make such Required Disclosure until PureTech has approved the Draft Required Disclosure (as defined below) and the Operating Company has at its own cost: (1) prepared and delivered to PureTech and PTH pic, not less than 5 Business Days prior to the date of the Required Disclosure, written notice of the Required Disclosure, including a copy of the proposed form of Required Disclosure (the “Draft Required Disclosure”), the reason for the proposed Required Disclosure, and any other information or documentation as would be necessary for PureTech to identify the nature, content and extent of the proposed Required Disclosure; (2) provided PureTech and PTH pic with such information and access to the officers, employees and premises of the Operating Company as PureTech and/or PureTech pic may reasonably required in connection with evaluating such Required Disclosure; and (3.) directed the Operating Company’s auditors to provide to PureTech and/or PTH pic such information as PureTech may reasonably request in connection with evaluating such Required Disclosure.

(iii)

The Operating Company shall not disclose Information to third parties unless such third party has executed a non-disclosure agreement subjecting such disclosure to customary confidentiality and non-use obligations. In addition, each of the Operating Company’s its directors, officers and employees shall execute non-disclosure agreements containing customary confidentiality and non-use obligations upon their engagement by the Operating Company.

(d)    Financial Statements. The Operating Company shall provide to PureTech and PTH PLC such financial and other information as reasonably determined by PureTech or PTH pic to be necessary or appropriate in the preparation of PTH pic’s Accounts. Such information shall be provided in a manner and at such times as PureTech or PTH PLC shall require in their sole and absolute discretion.

(e)    Announcements. No announcement concerning this Agreement or any matter referred to herein shall be made by the Operating Company without the prior written approval of PureTech and/or PTH pic, except for such announcements as may be required by the Company Disclosure Requirements.

(f)    Termination. This Section 5 shall terminate upon the date on which PureTech holds less than ten percent (10%) of then outstanding voting power of the Operating Company.

Section 6.    Payments.

(a)    Business Services, PureTech shall periodically invoice the Operating Company for the Business Services provided by PureTech to the Operating Company and out-of-pocket expenses reasonably incurred by PureTech in connection with the provision of such Business Services. Such invoices shall be paid to PureTech via check or wire transfer; provided, however, that if PureTech so elects, in its sole and absolute discretion, such invoices may be paid in the form of a convertible promissory note issued by the Operating Company, or conversion of such outstanding indebtedness into equity of the Operating Company, on such terms as may be agreed by the Operating Company and PureTech.

(b)    Personnel Services. The Operating Company shall pay PTM an amount equal to:

(i)

the direct costs (including, without limitation, the cost of all wages, salaries, compensation, benefits, contributions (including 401(k) contributions) and taxes) and assessments of the PTM Personnel provided to the Operating Company calculated on a pro rata basis for the time actually spent by PTM Personnel in service for the Operating Company, plus

(ii)	any amounts in respect of severance, notice or similar payments paid or owed by PTM to any PTM Personnel.

All amounts due pursuant to this Section 6(b) shall be paid to PTM via check or wire transfer sufficiently prior to the date on which PTM is required to make such payments to PTM Personnel. Upon any termination of this Agreement, the Operating Company shall be obligated to pay all amounts that accrued pursuant to this Section 6(b) prior to the effective date of any such termination and (ii) all amounts in respect of severance, notice or similar payments paid or owed by PTM to any PTM Personnel. The payment obligations contained herein shall survive any termination of this Agreement.

Section 7.    Liability.

(a)    Indemnification of PTM and PureTech. The Operating Company shall indemnify and hold PTM, PureTech and PTH pic, and each of their respective directors, officers, employees, trustees, contractors, subcontractors, and agents (collectively, the “Indemnitees”) harmless against any and all claims (including any employment related claims against any such Indemnities) for loss, damage, or injuries (“Losses”) to the extent such Losses arise out of or relate to the Business Services or the Personnel Services or any breaches of this Agreement; provided that the Operating Company shall not be liable for any Losses arising out of the gross negligence or bad faith of PTM, PureTech or PTH pic. Such indemnity shall include all costs and expenses incurred by the Indemnitees in connection with such cause of action, including reasonable attorney’s fees and any costs of settlement. The rights and obligations of this section shall survive termination or expiration of the Agreement.

(b)    Interruption of Service. PTM shall not be liable to the Operating Company for any loss of business or other damage caused to the Operating Company by any personnel provided in connection with any Personnel Services or arising out of any interruption of service due to a labor strike or other reason beyond the control of PTM.

Section 8.    Miscellaneous Provisions.

(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any dispute arising hereunder which cannot be settled by the parties shall first be referred to a mediator and, if such mediation proves unsuccessful, shall be referred to a court located in Boston, Massachusetts.

(b)    Assignment. This Agreement and the rights and obligations set forth herein may not be delegated, assigned, or subcontracted by the Operating Company to any person or entity which is not a party without first obtaining the written consent of PTM, PureTech and PTH pic to this Agreement.

(c)    Independent Contractor. The parties agree that the relationship of each of PureTech and PTM, on the one hand, to the Operating Company, on the other hand, is that of an independent contractor. Neither PureTech nor PTM shall act as the agent of the Operating Company or execute any instrument purporting to bind the Operating Company. The Operating Company shall not act as the agent of PureTech or PTM and shall not execute any instrument purporting to bind PureTech or PTM. Notwithstanding the foregoing, PTM Personnel to the Operating Company may enter into contracts, agreements, and other instruments binding on the Operating Company if authorized to do so as part of their customary responsibilities for the Operating Company and if approved by the Operating Company.

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IN WITNESS WHEREOF, this Agreement is effective as of the Effective Date set forth above.

KARUNA PHARMACETUCIALS, INC	PURETECH MANAGEMENT, INC.

By:	/s/ Eric Elenko	By:	/s/ Stephen Muniz
Name: Eric Elenko		Name: Stephen Muniz
Title: Acting CEO		Title: SVP

PURETECH HEALTH LLC (fka PureTech Ventures, LLC)		PURETECH HEALTH PLC

By:	/s/ Stephen Muniz	By:	/s/ Stephen Muniz
Name: Stephen Muniz		Name: Stephen Muniz
Title: SVP		Title: SVP

[Signature Page to Business Services, Personnel and Information Management Agreement]